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                                                                    Exhibit 2.04

FOR PROFIT

                         CERTIFICATE OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF

                               Brooke Corporation
--------------------------------------------------------------------------------
                              (Name of Corporation)
We,          Dane Devlin          , President,           Leland G. Orr         ,
   ---------------------------------          ---------------------------------
                                              (Secretary or Assistant Secretary)
Secretary of the above named corporation, a corporation organized and existing under the laws of the State of Kansas, do hereby certify that at a meeting of the Board of Directors of said corporation, the board adopted a resolution setting forth the following amendment to the Articles of Incorporation and declaring its advisability:

See Exhibit "A" attached hereto setting forth the changes to Article II.

See Exhibit "B" attached hereto setting forth the changes to Article IV.

See Exhibit "C" attached hereto setting forth the additional Article X.

RESOLVED, That the Board of Directors recommend and advise that the stockholders consider and approve the proposed amendments at a special meeting on August 21, 1992, in accordance with the by-laws of the corporation and the laws of the State of Kansas.








   We further certify that thereafter, pursuant to said resolution, and in accordance with the by-laws of the corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the proposed amendment, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the proposed amendment.
   We further certify that at the meeting a majority of the stockholders entitled to vote voted in favor of the proposed amendment.
   We further certify that the amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.

                                     (over)

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            In Witness Whereof, we have hereunto set our hands and affixed the seal of said corporation this 30th day of October 1992.

                                           /s/ Dane Devlin
                                           -------------------------------------
                                           Dane Devlin                 President



                                           /s/ Leland G. Orr
                                           -------------------------------------
                                           Leland G. Orr               Secretary


State of          Kansas
        ------------------------------------
County of         Jewell                       ss.
        ------------------------------------

     Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared Dane Devlin , President and Leland G. Orr, Secretary of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate, and duly acknowledged the execution of the same this 30th day of October 1992.

                                           /s/ David L. Mace
[SEAL]                                     -------------------------------------
                                                                   Notary Public


                           My appointment or commission expires 10-12, 1994.










                    PLEASE SUBMIT THIS DOCUMENT IN DUPLICATE,
                            WITH $20 FILING FEE, TO:

                               Secretary of State
                               2nd Floor, State Capitol
                               Topeka, KS 66612-1594
                               (913) 2964564


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                                   EXHIBIT "A"


RESOLVED, that Article II of the Articles of Incorporation of this Corporation be amended to change the registered office of this corporation to 120 South Washington, Jewell, Kansas 66949 in the County of Jewell, in the State of Kansas.

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                                   EXHIBIT "B"


RESOLVED, that Article IV of the Corporation's Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

                                   ARTICLE IV

         The aggregate shares of which the Corporation shall have authority to issue shall be one million and five hundred thousand (1,500,000) and said shares shall be divided into the following classes:

         A. Common Stock consisting of one million (1,000,000) shares of par value of One and No/100th Dollars ($1.00) per shares; and

         B. Convertible Preferred Stock consisting of five hundred thousand (500,000) shares of par value of One and No/100th Dollars ($1.00) per share.

         The preferences, qualifications, limitations and special or relative rights in respect to the foregoing shares are as follows:

         1. Subject to the rights provided in this Article IV to holders of Convertible Preferred Stock, the Common Stock shall possess all rights and privileges afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation.

         2. Except as this paragraph 2 otherwise provides, the Convertible Preferred Stock will have no voting rights. As long as any shares of the Convertible Preferred Stock are outstanding, the Corporation shall not, without the consent of a majority of the holders of the Convertible Preferred Stock then outstanding, (a) create or authorize any shares or series of shares ranking prior to or on a parity with the Convertible Preferred Stock.; (b) amend, alter or repeal any of the express terms of the Convertible Preferred Stock.

         3. The holders of Convertible Preferred Stock shall be entitled to receive, out of funds at the time legally available for payments of dividends under the General Business Corporation Act of Kansas, a non cumulative dividend in cash at the rate of Nine percent (9%) of the liquidation value of such stock per share per annum payable, if, as and when determined by the Board of Directors, due and payable on March 31, June 30, September 30 and December 31 of each year, before any dividend shall be set apart or paid on the Common Stock in any fiscal year of the Corporation.

         4. The holders of Convertible Preferred Stock shall have the right, at their option, to convert all or part of their Convertible Preferred Stock holdings to Common Stock. In the event that the holders of Convertible Preferred Stock elect to convert their shares to Common Stock, one hundred shares of Convertible Preferred Stock shall be exchanged for one share of Common Stock. The conversion of shares shall occur immediately upon written notice to the Corporation.

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         5. Upon the occurrence of: (a) the issuance of Common Stock for a price per share less than the then current fair market value of such shares; (b) the issuance of rights or options to purchase Common Stock or issuance of securities convertible into Common Stock where the exercise or conversion price is less than the then fair market value of such shares; (c) stock dividends; (d) stock splits, the Corporation shall appoint a firm of independent certified public accountants, which shall give their opinion upon the adjustment, if any, which must be made in the number of shares for which Convertible Preferred Stock shall be convertible, necessary to preserve, without dilution, the conversion rights of the holders of Convertible Preferred Stock. Upon receipt of such opinion, the Corporation shall forthwith make the adjustments described therein.

         6. The Convertible Preferred Stock shall be subject to redemption at the option of the Corporation at a liquidation value of One and No/100ths Dollars ($1.00) per share upon thirty (30) days prior written notice to the holders of record of Convertible Preferred Stock. Notice of redemption shall not preclude the holders of Convertible Preferred Stock from exercising their right to convert Convertible Preferred Stock to Common Stock prior to the end of such 30-day period.

         7. In the case of liquidation or dissolution of the Corporation, the holders of the Convertible Preferred Stock shall be entitled to be paid in full the liquidation value (One and No/100ths ($1.00) per share) of their shares before any amounts shall be paid to the holders of the Common Stock, but on any such liquidation or dissolution after the payment to the holders of the Convertible Preferred Stock of the liquidation value thereof, the remaining assets of the Corporation shall be divided and paid to the holders of the Common Stock according to their respective interests.

         The only other preferences, qualifications, limitations, restrictions and special relative rights with respect to the shares shall be as provided in this Article IV hereof and such restrictions on transferability as are provided in the By-Laws of the Corporation or by agreement of the shareholders.

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                                   EXHIBIT "C"

RESOLVED, the Corporation's Articles of Incorporation be amended to include the following additional article:

                                    ARTICLE X

         A. The Corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         B. The Corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         C. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceedings referred to in subsections A and B of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

         D. Any indemnification under subsections A and B of this section, unless ordered by a court, shall be made by the Corporation only as authorized in the specific upon a determination

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that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this section. The determination shall be made by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to the action, suit, or proceeding, or, if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested Directors so directs, by legal counsel in a written opinion, or by the Stockholders of the Corporation.

         E. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.

         F. The indemnification provided in this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of Stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         G. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this section.


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